Exhibit 99.1

Creative Vistas Reports Second Quarter 2005 Results

Second Quarter Revenue Increases 33 Percent and Six Months Revenue Increases 36 percent

WHITBY, Ontario, (BUSINESS WIRE) -- Creative Vistas, Inc., (OTCBB: CVAS), a leading provider of integrated electronic security and surveillance systems, announced results for its second quarter ended June 30, 2005. The Company reported revenues of $2,289,237, an increase of $566,021 or 33% from the same period a year ago.  The Company reported a net loss of $1,421,471 for the current period. The Company’s results were impacted by non cash expenses of $511,683 related to the amortization of discounts and deferred charges. For the six month period ended June 30, 2005, the Company reported revenues of $5,137,787, an increase of $1,350,106 or 36% from the same period a year ago. The Company reported a net loss of $2,175,302 for the current period. Additional information is contained in the Company’s 10-QSB that has been filed with the Securities and Exchange Commission.

Sayan Navaratnam, Chairman and Chief Executive Officer of CVAS, said, “We have seen consistent growth in the first two quarters and it was driven by strong demand for our technically advanced turnkey surveillance solutions”

Creative Vistas’ second quarter revenues consisted primarily of sales and services relating to the integration of its advanced security solutions in the government, healthcare, retail, commercial and financial services sectors completed by its AC Technical Systems subsidiary.

Mr. Navaratnam continued, “We believe that our growing customer base, innovative security solutions and high profile project wins position us well to grow revenues, and establish a deeper footprint in the video surveillance space.”

About Creative Vistas, Inc.:

Creative Vistas, Inc., through its subsidiary AC Technical Systems Ltd, is a leading provider of integrated electronic security and surveillance systems. It provides its systems to various high profile clients including: Government, School Boards, Retail outlets, Banks, and Hospitals. The Company has positioned itself as a leading provider of highly advanced integrated security systems. Its integration subsidiary, AC Technical Systems, has offices in Ontario, Canada.

Forward-Looking Statements: Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as

the term is defined in the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from expected results for reasons described from time to time in the Company's public filings. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

SOURCE: Creative Vistas, Inc.

Creative Vistas, Inc.

905-666-8676